EXHIBIT 99.1

Immunomedics Announces Second Quarter Fiscal 2018 Results and Provides Corporate Update

Presented Compelling Results with Sacituzumab Govitecan in Metastatic Triple-Negative Breast Cancer (mTNBC) at San Antonio Breast Cancer Symposium

Secured $250 Million Funding to Support Company’s Next Growth Phase

Continued to Build World-Class Executive Leadership Team with Appointment of Dr. Morris Rosenberg, Chief Technology Officer

Submission of Biologics License Application (BLA) Expected in May 2018

Preparation of Sacituzumab Govitecan Commercial Launch Initiated

MORRIS PLAINS, N.J., Feb. 08, 2018 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ:IMMU) (“Immunomedics” or the “Company”) today reported financial results for the second quarter ended December 31, 2017. The Company also highlighted recent key progress and planned activities for its sacituzumab govitecan program. Please refer to the Company’s Quarterly Report on Form 10-Q filed today with the SEC for more details on the Company’s financial results.

Michael Pehl, President and Chief Executive Officer, stated, “We made significant progress this quarter, taking the necessary steps to bring sacituzumab govitecan to market and achieving our vision of becoming a fully-integrated biopharmaceutical company. In December at the San Antonio Breast Cancer Symposium, we presented exciting Phase 2 results with sacituzumab govitecan, which were met with enthusiasm by clinicians around the world. The strength of the clinical profile of the sacituzumab govitecan program was recognized by Royalty Pharma, leading to an investment of $250 million and providing the necessary financial resources to carry out our strategic plan.”

“We continue to work diligently on our BLA to be submitted to the FDA for accelerated approval,” added Pehl. “I am pleased with the overall progress across clinical and manufacturing work streams, including successful validation runs. Our focus continues to be on compiling a BLA package that efficiently brings sacituzumab govitecan to market, and one that anticipates and addresses potential FDA requests going forward. As such, we now expect to file the BLA by the end of May 2018.”

During the quarter, Immunomedics continued to expand its leadership team with the appointment of Dr. Morris Rosenberg as Chief Technology Officer. Dr. Rosenberg was previously responsible for overseeing manufacturing at Seattle Genetics for over 11 years and was instrumental in the development of Seattle Genetics’ ADC supply chain and the launch of Adcetris™ in 2011. Dr. Rosenberg has been a key consultant to Immunomedics for the past nine months, focusing on building an outstanding team and preparing for commercial launch, including a robust CMC package for BLA submission.

“Immunomedics’ compelling science, technological resources, and the strength of the leadership team is the right recipe for groundbreaking innovation at the Company,” said Dr. Morris Rosenberg, Chief Technology Officer. “I am pleased to be joining a team that is building outstanding clinical, manufacturing and commercial infrastructure and taking so many meaningful steps toward effectively treating patients with significant unmet medical needs.”

Recent Highlights

  In December 2017, Immunomedics presented updated results of sacituzumab govitecan in mTNBC in an oral presentation during the 2017 San Antonio Breast Cancer Symposium. In 110 patients with relapsed or refractory mTNBC, an objective response rate of 31% and a median duration of response of 9.1 months was determined by an adjudication team of radiologists after a blinded, independent review.

  In January 2018, as part of the Company’s strategy to broaden the development of sacituzumab govitecan in difficult to treat solid tumors beyond mTNBC and advanced urothelial cancer, Immunomedics announced a collaboration with the Carbone Cancer Center at the University of Wisconsin, to evaluate sacituzumab govitecan in patients with advanced prostate cancer in an investigator-sponsored Phase 2 trial.

  In January 2018, Immunomedics announced a $250 million royalty funding and stock purchase agreement with Royalty Pharma. Immunomedics has agreed to sell tiered, sales-based royalty rights on global net sales of sacituzumab govitecan to Royalty Pharma for $175 million and Royalty Pharma has purchased $75 million in common stock of the Company. This transaction provides for sufficient cash to fund operations into 2020.

Key 2018 Objectives

  Continue execution of the confirmatory Phase 3 ASCENT study in third line+ mTNBC; activation of first European centers is expected in the first half of 2018.

  Continue development in mTNBC setting with PARP and/or PD-1/PD-L1 inhibitors.

  Establish sacituzumab govitecan as a foundational therapy in advanced urothelial cancer, both as monotherapy and in combination.

  Define registration and commercialization strategy in Europe; ensure the appropriate balance between bringing sacituzumab govitecan to patients as fast as possible while securing favorable reimbursement.

  Establish commercial presence and ensure launch readiness for sacituzumab govitecan upon approval in mTNBC.

Second Quarter Fiscal 2018 Results

Total revenues for the quarter ended December 31, 2017, were $0.6 million, compared to $0.4 million for the same quarter last fiscal year, an increase of 55% due primarily to a $0.2 million increase in LeukoScan® product sales in Europe. The Company intends to discontinue the sale of LeukoScan® during the third quarter of fiscal 2018 to focus exclusively on its oncology portfolio of antibody-drug conjugates, unlabeled antibodies and immuno-oncology investigational products.

Total costs and expenses for the quarter ended December 31, 2017 were $30.0 million, compared to $15.7 million for the same quarter last fiscal year, an increase of $14.3 million, or 91% due primarily to a $12.8 million increase in research and development expenses including a $6.9 million increase in human resources and consulting costs to prepare for the regulatory submission and commercial launch of sacituzumab govitecan for patients with mTNBC and a $5.9 million increase related to the initiation of the Phase 3 ASCENT clinical trial for mTNBC.

The Company recognized $26.8 million in non-cash income during the quarter ended December 31, 2017, compared to $7.2 million in non-cash expense for the same quarter last fiscal year, a $34.0 million decrease in non-cash cost due to the decrease in the fair value of warrant liabilities.

Interest expense related to the 4.75% Convertible Senior Notes due 2020 was $0.3 million for the quarter ended December 31, 2017, compared to $1.4 million for the same quarter last fiscal year, a decrease of $1.1 million, or 79% due primarily to the accelerated exchange of $80 million Convertible Senior Notes for equity on September 21, 2017. Interest expense includes the amortization of debt issuance costs of $0.1 million and $0.2 million for the quarters ended December 31, 2017 and December 31, 2016, respectively.

Net loss attributable to stockholders was $2.5 million, or $0.02 per share, for the quarter ended December 31, 2017, compared to $24.4 million, or $0.23 per share, for the same quarter last fiscal year, a decrease of $21.9 million due primarily to the $34.0 million decrease in non-cash cost from the decrease in the fair value of warrant liabilities, offset partially by the $14.3 million increase in costs and expenses.

First Half Fiscal 2018 Results

Total revenues for the six months ended December 31, 2017, were $1.3 million, compared to $1.1 million for the same period last fiscal year, an increase of 18% due primarily to a $0.2 million increase in LeukoScan® product sales in Europe.

Total costs and expenses for the six-month period ended December 31, 2017 were $52.3 million, compared to $31.4 million for the same period last fiscal year, an increase of 67% due primarily to a $15.5 million increase in research and development expenses resulting from an $8.2 million increase in consulting and contract services costs, a $5.7 million increase in costs related to initiating the Phase 3 ASCENT clinical trial, and a $1.7 million increase in labor related costs in connection with the preparation of the regulatory submission and commercial launch of sacituzumab govitecan. General and administrative expenses increased $4.0 million compared to the same period in the previous year, due primarily to a $2.1 million increase in legal and advisory fees associated with the proxy contest, and a $1.4 million increase in labor related costs.

The Company recognized $59.6 million in non-cash expense during the six-month period ended December 31, 2017, compared to $7.2 million in the same period in fiscal 2017, an increase of $52.4 million due to the increase in the fair value of warrant liabilities. The Company also recognized a $13.0 million non-cash loss on induced exchanges of $80 million of Convertible Senior Notes for equity.

Interest expense related to the Convertible Senior Notes was $2.9 million for the six-month period ended December 31, 2017, compared to $2.7 million for the same period last year, an increase of $0.2 million due primarily to a $1.4 million increase in the amortization of debt issuance costs offset partially by a $1.2 million reduction in interest expense related to the reduction in principal from the accelerated exchange of Convertible Senior Notes.

During the six-month period ended December 31, 2017, the Company received a $4.4 million insurance reimbursement related to legal costs incurred during the Company’s proxy contest in fiscal year 2017.

Net loss attributable to stockholders was $121.3 million, or $0.88 per share, for the six-month period ended December 31, 2017, compared to $40.6 million, or $0.41 per share for the same period last fiscal year, an increase of $80.7 million due primarily to the $52.4 million increase in non-cash expense, the $20.9 million increase in costs and expenses, and the $13.0 million non-cash loss on induced exchanges of debt, offset partially by the receipt of $4.4 million insurance reimbursement.

Cash, cash equivalents, and marketable securities totaled $139.7 million as of December 31, 2017.

“The $250 million funding from Royalty Pharma combined with our cash balance as of December 31, 2017 provides us with the resources required to support our next phase of growth as we focus on developing sacituzumab govitecan in mTNBC, advanced urothelial cancer and other indications of high unmet medical need, further building our clinical, medical affairs, commercial and manufacturing infrastructure and continuing operations into 2020,” according to Michael R. Garone, Vice President Finance and Chief Financial Officer.

Conference Call
The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss financial results for the second quarter of fiscal year 2018, and review key clinical developments and planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 1988406. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer and other serious diseases. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. To that end, Immunomedics’ immediate priority is to commercialize its most advanced product candidate, sacituzumab govitecan (IMMU-132), beginning in the U.S., with metastatic triple-negative breast cancer as the first indication. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements
This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the anticipated filing timeline for the BLA, out-licensing arrangements, forecasts of future operating results, potential collaborations, and capital raising activities, timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com

Media Contact:
Dan Zacchei / Josh Hochberg
Sloane & Company
212-486-9500
Dzacchei@sloanepr.com
Jhochberg@sloanepr.com

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			December 31,	June 30,
			2017	2017
ASSETS
Current Assets:
Cash and cash equivalents			$60,960,134	$43,393,570
Marketable securities			78,788,621	111,508,225
Accounts receivable, net of allowance for doubtful accounts			343,304	488,723
Inventory			43,295	580,016
Prepaid expenses			4,738,063	891,284
Other current assets			3,720,228	436,344
			148,593,645	157,298,162

Property and equipment, net			7,300,102	5,245,230
Other long-term assets			60,000	30,000

			$155,953,747	$162,573,392

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses			$19,993,297	$31,366,976
Deferred revenues			125,543	170,967
Other liabilities			1,768,950	1,708,272
Warrant liabilities			97,926,944	90,706,206
Convertible senior notes - net			19,689,826	98,084,219
Stockholders' equity (deficit)			16,449,187	(59,463,248)

			$155,953,747	$162,573,392

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Product sales	$523,884	$316,968	$1,050,272	$914,482
License fee and other revenues	63,975	10,007	65,070	25,114
Research & development	9,425	57,195	172,432	186,380
Total Revenues	$597,284	$384,170	$1,287,774	$1,125,976
Costs and Expenses	30,024,409	15,743,819	52,312,520	31,432,228
Operating Loss	(29,427,125)	(15,359,649)	(51,024,746)	(30,306,252)
Fair market value adjustment of warrant liability	26,768,251	(7,230,340)	(59,610,079)	(7,230,340)
Conversion of senior notes to share of common stock	-	-	(13,005,329)	-
Interest (Expense) and Other Income	131,616	(1,858,174)	(2,015,425)	(3,140,464)
Insurance reimbursement	-	-	4,366,137	-
Loss before Income Tax Benefit	(2,527,258)	(24,448,163)	(121,289,442)	(40,677,056)
Income Tax (Expense) Benefit	-	-	-	-
Net Loss	(2,527,258)	(24,448,163)	(121,289,442)	(40,677,056)
Less Net Loss attributable on noncontrolling interest	(13,662)	(779)	(27,193)	(31,824)
Net Loss attributable to Immunomedics, Inc. stockholders	$(2,513,596)	$(24,447,384)	$(121,262,249)	$(40,645,232)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.02)	$(0.23)	$(0.88)	$(0.41)

Weighted average number of common shares outstanding (basic and diluted):	154,486,782	104,657,384	138,518,463	100,270,504